Filed Pursuant to Rule 424(b)(3)
Registration No. 333-195429

AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

Supplement dated August 18, 2014 to the current variable life and annuities prospectuses

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ‘‘Prospectus’’). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged and the Prospectus is hereby incorporated by reference. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide you with information regarding certain changes to the Prospectus. Please note the following changes:

Name and Sub-Adviser Changes to EQ Advisors Trust EQ/Montag & Caldwell Growth Portfolio (“Portfolio”)

On or about September 1, 2014, subject to regulatory approval, all references in the Prospectus to the name and sub-adviser of the Portfolio changed as described in the table below. Accordingly, all references to the corresponding Portfolio also changed*:

Current Portfolio Name	Current Sub-Adviser	New Portfolio Name	New Sub-Adviser
EQ/Montag & Caldwell Growth	Montag & Caldwell, LLC	AXA/Loomis Sayles Growth	Loomis, Sayles & Company, L.P.

AXA Equitable Funds Management Group, LLC will continue to be the Investment Manager of the Portfolio. Also, please see “The Portfolios of the Trusts” in the Prospectus for more information.

*	The name change will occur on AXA Equitable’s system on or about September 22, 2014.

Distributed by affiliate AXA Advisors, LLC and for certain contracts co-distributed by affiliate AXA Distributors, LLC 1290 Avenue of the Americas New York, NY 10104.

Copyright 2014 AXA Equitable Life Insurance Company and MONY Life Insurance Company of America. All rights reserved.

AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

1290 Avenue of the Americas New York, NY 10104

212-554-1234

IM-07-15 (9/14)
Global Annuities/Life - Inforce/New Biz	153061 (9/14)
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